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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
LivePerson, Inc.:

We consent to the incorporation by reference in the registration statement statement (No. 333-34230) on Form S-8 of LivePerson, Inc. of our report dated February 6, 2003, with respect to the consolidated balance sheets of LivePerson, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, Annual Report on Form 10-K of LivePerson, Inc.

Our report contains an explanatory paragraph indicating that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.

                      /s/ KPMG LLP

New York, New York
March 26, 2003

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Independent Auditors' Consent